ADDvantage Technologies Reports Financial Results for the First Quarter Fiscal 2021

Carrollton, Texas, February 11, 2021 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported its financial results for the three months ended December 31, 2020.

“The first fiscal quarter was impacted by the typical seasonality in our wireless segment, as the winter weather, the holidays and the lack of specialty work impacted revenue and margins,” commented Joe Hart, Chief Executive Officer. “While revenue was down $1.2 million year over year, gross margins were improved and we generated the same $3.6 million in gross profit as in the prior year even at lower revenue levels, reflecting the improved operational efficiency of our business. This was accomplished in spite of the impact to our Triton Datacom office products business of office shut-downs across the US, sporadic wireless crew quarantines as a result of the pandemic, and work slowdowns during the transition between the end of 4G and the construction buildup for 5G.”

“The approximate $500,000 sequential improvement in wireless revenues over Q4 is encouraging,” added Hart. “Our sales and bid activity are picking up as we continue to see accelerating demand in anticipation of the 5G roll-out, though the velocity has yet to reach desired levels. We are prudently ramping our crew capacity in anticipation of expected demand, an initiative we undertook based on a high level of confidence that we will win projects to effectively utilize this capacity. We currently expect the second half of calendar 2021 to benefit from the higher volumes, and our business is scaled to drive improvements in profitability based on these expected levels.”

“The recent FCC C-Band Auction raised over $81 billion as both existing Wireless and Broadband Carriers pursued the additional 3.7-3.98GHZ spectrum made available to help facilitate the expected 5G growth and network capacity needs. We have multi-year service agreements in place with all of the major players in this auction and are well positioned to assist them in their growth plans throughout the Southwest and Midwest.”

“The Company is encouraged by reports that DISH, the newly approved fourth Wireless Carrier, has secured leases on over 20,000 existing tower sites owned by Crown Castle and gained access to over 300,000 sites owned by Vertical Bridge,” continued Hart. “According to Fierce Wireless reports, Dish has committed to build a cloud-native, 5G, nationwide wireless network and has committed to build at least 15,000 sites to meet its minimum requirement to cover 70% of the U.S. population by mid-2023.”

“At the same time, the hard work of last year to rationalize the structure of our Telco business has delivered the desired results. Telco revenue is up approximately 5% year over year, and has increased slightly quarter over quarter, even under the continuing pandemic conditions affecting the workforce,” continued Mr. Hart. “We have confidence in our plan as we move through 2021 with an improved balance sheet, an experienced management team, and are strategically well-positioned to capture a meaningful share of the 5G infrastructure buildout that is expected to be realized this year.”

Financial Results for the Three Months Ended December 31, 2020 Compared to Prior Year

First quarter sales were $12.7 million for three months ended December 31, 2020, a decrease of $1.2 million, or 9% compared to $14.0 million for the same period last year.  The decrease in sales was due to declines in sales in the Wireless segment of $1.6 million, partially offset by an increase in Telco sales of $0.3 million.

Gross profit increased $0.04 million to $3.63 million for three months ended December 31, 2020 compared to $3.59 million for the same period last year. The changes in gross profit were due to an increase in the Telco segment of $0.30 million, offset by a Wireless segment decrease of $0.26 million.
Operating expenses decreased $0.08 million, or 4%, to $2.0 million for the three months ended December 31, 2020 from $2.1 million the same period last year. The decrease in operating expenses was due to the Wireless segment decrease of $0.23 million, partially offset by increases in the Telco segment of $0.15 million.

SG&A expense increased $0.44 million, or 16%, to $3.2 million for the three months ended December 31, 2020 from $2.8 million for the same period last year. The increase in SG&A expense relates to increased sales costs of $0.18 million and increased non-cash stock compensation of approximately $0.26 million.
Net loss for the three months ended December 31, 2020 was $2.0 million, or a loss of $0.16 per diluted share, an increase of $0.2 million compared with a net loss of $1.7 million, or a loss of $0.17 per diluted share for the same quarter last year.

Adjusted EBITDA loss for the three months ended December 31 2020 was $1.3 million compared with an Adjusted EBITDA loss of $1.3 million for the same quarter last year.

Balance sheet
Cash and cash equivalents were $5.7 million as of December 31, 2020, compared with $8.4 million as of September 30, 2020. As of December 31, 2020, the Company had net inventories of $6.2 million, compared with $5.6 million as of September 30, 2020.

Outstanding debt decreased by $1.3 million to $6.7 million as of December 31, 2020, comprised of $2.8 million on a revolving line of credit, $2.9 million of notes payable under our Payroll Protection Program (PPP) loan, and $1.0 million in financing leases, compared with $8.0 million at September 30, 2020. The Company has applied for forgiveness of the PPP loan.

During the first quarter, the Company renewed its revolving bank line of credit for one year to a maturity date of December 17, 2021. As part of this renewal, capacity on the revolving bank line of credit remained $4.0 million, or the sum of 80% of eligible accounts receivable and 60% of eligible inventory, as defined in the loan agreement. As of December 31, 2020, $2.8 million has been drawn on the revolving bank line.
Earnings Conference Call

The Company will host a conference call on Friday, February 12th, at 9 a.m. Eastern Time.

Webcast:                 www.addvantagetechnologies.com
Toll-free Dial-in Number:     1-855-327-6837
International Dial-in Number:        1-631-891-4304
Conference ID:     10012908

Replay number:             1-844-512-2921 (domestic) or 1-412-317-6671 (international)
Available through:            February 26, 2021
Access code:                 10012908

An online archive of the webcast will be available on the Company's website for 30 days following the call.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.
ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	December 31, 2020	September 30, 2020

Assets
Current assets:
Cash and cash equivalents	$5,401	$8,265
Restricted cash	265	108
Accounts receivable, net of allowances of $250, respectively	4,810	3,968
Unbilled revenue	1,151	590
Promissory note, current	—	1,400
Income tax receivable	1,248	1,283
Inventories, net of allowances of $3,054, respectively	6,202	5,576
Prepaid expenses and other current assets	1,011	884
Total current assets	20,088	22,074

Property and equipment, at cost	4,311	4,220
Less: Accumulated depreciation	(1,785)	(1,586)
Net property and equipment	2,525	2,634
Right-of-use assets	3,505	3,758
Promissory note, long-term	2,270	2,375
Intangibles, net of accumulated amortization	1,346	1,425
Goodwill	58	58
Other assets	179	179
Total assets	$29,971	$32,503

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,528	$3,472
Accrued expenses	1,070	1,319
Deferred revenue	126	113
Bank line of credit	2,800	2,800
Notes payable, current	2,178	1,709
Right-of-use obligations, current	1,263	1,275
Finance lease obligations, current	272	285
Other current liabilities	56	41
Total current liabilities	11,293	11,014
Note payable	751	2,440
Right-of-use obligations	3,016	3,310
Finance lease obligations	737	791
Other liabilities	—	15
Total liabilities	15,797	17,570
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,366,593 shares issued and outstanding, and 11,822,009 shares issued and outstanding, respectively	124	118
Paid in capital	(1,379)	(2,567)
Retained earnings	15,429	17,382
Total shareholders’ equity	14,174	$14,933
Total liabilities and shareholders’ equity	$29,971	$32,503
See notes to unaudited consolidated financial statements.

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
Sales	$12,749	$13,962
Cost of sales	9,120	10,370
Gross profit	3,629	3,592
Operating expenses	2,047	2,131
Selling, general and administrative expenses	3,215	2,776
Depreciation and amortization expense	281	448
Loss from operations	(1,914)	(1,763)
Other income (expense):
Interest income	48	89
Income from equity method investment	—	22
Other expense	(19)	(57)
Interest expense	(68)	(24)
Total other income (expense), net	(39)	30

Loss before income taxes	(1,953)	(1,733)
Benefit for income taxes	—	(15)
Net loss	$(1,953)	$(1,718)

Basic and diluted loss per share:
Net loss	$(0.16)	$(0.17)
Shares used in per share calculation:
Basic and diluted	12,149,778	10,361,292

See notes to unaudited consolidated financial statements.

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring charge, stock compensation expense, other income, other expense, interest income and income from equity method investment.  Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
A reconciliation by segment of loss from operations to Adjusted EBITDA follows:

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(1,105)	$(809)	$(1,914)	$(782)	$(981)	$(1,763)
Depreciation and amortization expense	152	129	281	146	301	447
Stock compensation expense	140	175	315	9	9	18
Adjusted EBITDA	$(813)	$(505)	$(1,318)	$(627)	$(671)	$(1,298)